Exhibit 99.1

FOR IMMEDIATE RELEASE

Tandem Diabetes Care To Draw Down

$35 Million Under Existing Term Loan Facility with CRG

SAN DIEGO, November 29, 2016 – Tandem Diabetes Care®, Inc. (NASDAQ: TNDM) today announced that it has initiated the drawdown of $35 million under the company’s previously announced term loan facility with Capital Royalty Partners II L.P. and its affiliated funds ("CRG").  The transfer of funds is scheduled to take place by December 31, 2016.

“Our access to CRG’s debt facility as part of our overall financing strategy has allowed us to invest in commercialization and research and development efforts to become the fastest growing insulin pump company in the United States,” said Kim Blickenstaff, Tandem’s President and Chief Executive Officer. “We value our long-standing relationship with CRG, and with the additional support of this financing we are now in a stronger position to continue delivering ongoing innovation to people with diabetes.”

“CRG continues to see the long-term opportunity for Tandem’s products and pipeline,” said Luke Düster, managing director of CRG.  “This latest investment represents our continued support for Tandem to further their business momentum.”

Tandem previously borrowed $15 million and $30 million from CRG in January of 2016 and 2013, respectively.

About Tandem Diabetes Care, Inc.

Tandem Diabetes Care, Inc. (www.tandemdiabetes.com) is a medical device company with an innovative, user-centric and integrated approach to the design, development and commercialization of products for people with diabetes who use insulin. The Company manufactures and sells the t:slim X2™ Insulin Pump, the slimmest and smallest durable insulin pump currently on the market, the t:flex® Insulin Pump, the first pump designed for people with greater insulin requirements, and the t:slim G4™ Insulin Pump, the first continuous glucose monitoring-enabled pump with touchscreen simplicity. Tandem is based in San Diego, California.

About CRG L.P.

Founded in 2003, CRG (previously known as Capital Royalty L.P.) is a healthcare-focused investment firm with approximately $2 billion of assets under management that provides capital to healthcare companies primarily through structured debt and senior secured loans. CRG works across the spectrum of life science products and technologies and targets investment sizes ranging between $20 million and $200 million. The firm partners with commercial-stage healthcare companies to provide flexible financing solutions so they can achieve their growth objectives. CRG is headquartered in Houston, Texas with offices in Boulder, Colorado and New York City.

Follow Tandem Diabetes Care on Twitter @tandemdiabetes; use #tslimX2, #tslimG4, #tflex, #tconnect, and $TNDM.

Follow Tandem Diabetes Care on Facebook at www.facebook.com/TandemDiabetes.

Follow Tandem Diabetes Care on LinkedIn at https://www.linkedin.com/company/tandemdiabetes.

t:flex and Tandem Diabetes Care are registered trademarks, and t:slim X2 and t:slim G4 are trademarks of Tandem Diabetes Care, Inc.

t:slim, t:flex and Tandem Diabetes Care are registered trademarks, and t:slim G4 is a trademark of Tandem Diabetes Care, Inc.

Forward Looking Statement

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that concern matters that involve risks and uncertainties that could cause actual results to differ materially from those anticipated or projected in the forward-looking statements. These forward-looking statements relate to the anticipated rate of growth of the Company, the Company’s ability to develop new innovative products and technology and the anticipated date for the transfer of funds for this drawdown under the Company’s term loan facility with CRG. The Company’s actual results may differ materially from those anticipated or projected in these forward-looking statements due to numerous risks and uncertainties. For instance, successful commercialization of the Company’s insulin pump products may be negatively impacted by a number of factors including: lack of market acceptance by physicians and people with diabetes; the potential that newer products that compete with this product, or other technological breakthroughs for the monitoring, treatment or prevention of diabetes, may render this product obsolete or less desirable; and the potential that the pump purchasing process, including insurance verification approval for individual customers, may delay or prevent the sale of the pump. Other risks and uncertainties include the Company’s inability to manufacture products in commercial quantities at an acceptable cost and in accordance with quality requirements; the Company’s inability to contract with additional third-party payors for reimbursement of the Company’s products; uncertainty associated with the development and approval of new products generally; possible future actions of the U.S. Food and Drug Administration or any other regulatory body or governmental authority; and other risks identified in the Company’s most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q, as well as other documents that the Company files with the Securities and Exchange Commission. Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. Tandem undertakes no obligation to update or review any forward-looking statement in this press release because of new information, future events or other factors.

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Media Contact:

Steve Sabicer

714-907-6264

ssabicer@thesabicergroup.com

Investor Contact:

Susan Morrison

858-366-6900 x7005

smorrison@tandemdiabetes.com